Exhibit 99.2

News

FOR IMMEDIATE RELEASE

Contact:

Anthony Mirenda

Director

Corporate Communications

212. 553.1316

Anthony.Mirenda@moodys.com

Lisa S. Westlake

Vice President

Investor Relations

212.553.7179

Lisa.Westlake@moodys.com

Moody’s Corporation to Establish $1 Billion Commercial Paper Program

New York, NY – October 1, 2007 — Moody’s Corporation today announced it will establish a $1 billion commercial paper (CP) program during the week of October 8, 2007. The CP program, which has been rated “A-1” by Standard & Poor’s, is supported by a five year, $1 billion revolving credit facility (Revolver) negotiated with the company’s relationship banks. The new Revolver replaces the $500 million interim credit facility and $500 million revolving credit facility previously in place. The CP program will be exempt from registration under the Securities Act of 1933.

The $1 billion CP program, its backup Revolver and the recently announced $300 million private placement transaction are a continuation of the changes the company has made in its capital structure over the last two years. By continuing to replace equity with debt in Moody’s capital structure, the company will reduce its cost of capital.

Over the last two years, Moody’s has accelerated its share repurchase program funded by cash balances and borrowings. In 2006, Moody’s repurchased $1.1 billion of shares and through the second quarter of this year the company had repurchased $943 million of shares.

“The new capital structure provides us with the financial flexibility to continue efficiently returning capital to shareholders through share repurchase while also supporting our corporate development activities,” said Raymond W. McDaniel, Jr., Chairman and Chief Executive Officer of Moody’s Corporation.

Below is a summary of the company’s debt position as of September 30, 2007 (in millions):

	Capacity	Outstanding
Short-term debt:
$1 Billion Revolver*	$1,000	$400
Long-term debt:
4.98% Notes due 2015	$300	$300
6.06% Notes due 2017	$300	$300

Total	$1,600	$1,000

*	Outstanding borrowing under the new Revolver will be paid down as commercial paper is issued.

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Certain statements contained in this release are forward-looking statements and are based on future expectations, plans and prospects for Moody’s business and operations that involve a number of risks and uncertainties. The forward-looking statements and other information are made as of October 1, 2007, and the Company disclaims any duty to supplement, update or revise such statements on a going-forward basis, whether as a result of subsequent developments, changed expectations or otherwise. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company is identifying certain factors that could cause actual results to differ, perhaps materially, from those indicated by these forward-looking statements. Those factors include, but are not limited to, matters that could affect the volume of debt securities issued in domestic and/or global capital markets, including credit quality concerns, changes in interest rates and other volatility in the financial markets; possible loss of market share through competition; introduction of competing products or technologies by other companies; pricing pressures from competitors and/or customers; the potential emergence of government-sponsored credit rating agencies; proposed U.S., foreign, state and local legislation and regulations; regulations relating to the oversight of Nationally Recognized Statistical Rating Organizations; possible judicial decisions in various jurisdictions regarding the status of and potential liabilities of rating agencies; the possible loss of key employees to investment or commercial banks or elsewhere and related compensation cost pressures; the outcome of any review by controlling tax authorities of the Company’s global tax planning initiatives; the outcome of those tax and legal contingencies that relate to Old D&B, its predecessors and their affiliated companies for which the Company has assumed portions of the financial responsibility; the outcome of other legal actions to which the Company, from time to time, may be named as a party; the ability of the Company to successfully integrate acquired businesses; a decline in the demand for credit risk management tools by financial institutions; and other risk factors as discussed in the Company’s annual report on Form 10-K for the year ended December 31, 2006 and in other filings made by the Company from time to time with the Securities and Exchange Commission. The securities to be offered by Moody’s in any commercial paper program will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy Moody’s notes under its commercial paper program.